SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

             Park Electrochemical Corp.
              (Name of Registrant as Specified in Its Charter)

            Park Electrochemical Corp.
      (Name of Person(s) Filing Proxy Statement, If Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:


(2)   Aggregate number of securities to which transactions applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


(4)   Proposed maximum aggregate value of transaction:


(5)   Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:


      (2)  Form, Schedule or Registration Statement no.:


      (3)  Filing Party:


      (4)  Date Filed:


APPENDIX to electronically filed Proxy Statement dated June 2, 1997 of Park Electrochemical Corp. listing all graphic information included in such proxy statement:

1. Stock Performance Graph appearing on page 8 of proxy statement dated June 2, 1997 comparing the yearly percentage change in the cumulative total shareholder return on the Registrant's Common Stock with the cumulative total return of the New York Stock Exchange Market Index and a peer group index comprised of the Company and 213 other companies for the period of the Company's five fiscal years commencing March 2, 1992 and ending March 2, 1997, assuming that $100 had been invested in the Company's Common Stock and each index on March 1, 1992 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested.

      Such graph shows that such $100 invested in the Company's Common Stock would have had a value of $94.76 on February 28, 1993, $212.79 on February 27, 1994, $276.54 on February 26,
      1995, $520.84 on March 3, 1996, and $397.48 on March 2, 1997,
      that such $100 invested in the New York Stock Exchange Market Index would have had a value of $107.64, $121.59, $123.46, $163.34 and $200.05, respectively, on such dates and that such $100 invested in the peer group index would have had a value of $127.36, $174.76, $206.90, $285.13 and $450.32, respectively, on such dates.






































                   PARK ELECTROCHEMICAL CORP.
                         5 Dakota Drive
                  Lake Success, New York 11042
                         _______________

            Notice of Annual Meeting of Shareholders
                          July 16, 1997
                         _______________




      The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the "Company") will be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 16, 1997, at 10:00 o'clock A.M., New York time, for the purpose of considering and acting upon the following:

      1. The election of six (6) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

      2. The transaction of such other business as may properly come before the meeting.

      Only holders of record of Common Stock at the close of business on May 27, 1997 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.


                                 By Order of the Board of Directors,





                                         Jerry Shore
                                    Chairman of the Board





Dated:  June 2, 1997











ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE
MEETING.  IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE
AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT
PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                  PARK ELECTROCHEMICAL CORP.
                        5 Dakota Drive
                 Lake Success, New York 11042
                      __________________

                 P R O X Y  S T A T E M E N T
                Annual Meeting of Shareholders
                         July 16, 1997
                      __________________


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Park Electrochemical Corp. (the "Company") of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 16, 1997, and any adjournment or postponement thereof (the "Meeting"). Any shareholder giving such a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke the same at any time before it is voted by (i) delivering written notice of such revocation bearing a later date than the proxy to the Secretary of the Company (ii) submitting a later-dated proxy, or (iii) attending the Meeting and voting in person.

      This Proxy Statement and the accompanying form of proxy are first being mailed on or about June 2, 1997 to all shareholders of record as of the close of business on May 27, 1997.

                             VOTING SECURITIES

      At May 27, 1997, the outstanding voting securities of the Company consisted of 11,273,177 shares of Common Stock, $.10 par value, of the Company (the "Common Stock"), each share of which, held of record at the close of business on May 27, 1997, is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum but will not be counted as having been voted with respect to the election of directors and will have no effect on the outcome of the vote. At May 27, 1997, all executive officers and directors of the Company as a group beneficially owned an aggregate of 1,497,223 shares of Common Stock (including options to purchase an aggregate of 177,500 shares), constituting approximately 13.1% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

      The following table sets forth information at May 27, 1997 with respect to each person (including any "group" of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Common Stock:

                                                       Amount and
                                                       Nature of       Percent
     Title                Name and Address             Beneficial        of
   of Class              of Beneficial Owner           Ownership        Class

Common Stock............Jerry Shore                  1,223,195 (1)      10.8%
                        5 Dakota Drive
                        Lake Success, NY 11042

Common Stock............The Capital Group              667,200 (2)       6.0%
                         Companies, Inc.
                        Capital Research and
                         Management Company
                        333 South Hope Street
                        Los Angeles, CA 90071

   _____________________

(1) Includes 60,000 shares of Common Stock which Jerry Shore may acquire pursuant to options, 112,410 shares owned by a member of Jerry Shore's family, of which he disclaims beneficial ownership, and 35,753 shares owned by a foundation, of which he disclaims beneficial ownership.

(2) Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., held sole investment power over all of such shares, but disclaimed beneficial ownership of such shares, as of February 12, 1997, based on their joint Schedule 13G filed under the Securities
      Exchange Act of 1934, as amended.

      For information with respect to the beneficial ownership of shares of Common Stock by each director and each nominee for director of the Company, see "Election of Directors" below.

                          ELECTION OF DIRECTORS

      The Board to be elected at the Meeting consists of six members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. Should any of the nominees not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. The six nominees who receive a plurality of the votes cast at the Meeting in person or by proxy shall be elected. Each of the nominees is presently a member of the Board.

                    Principal Occupation;                    Shares of Common
                    Positions and Offices                   Stock Beneficially
                      with the Company;         Director   Owned at May 27, 1997
      Name          Other Directorships     Age   Since   Number Percent of Class

Anthony Chiesa..... Former Vice President    76  1954     75,000           *
                    of the Company

Lloyd Frank........ Partner, Parker Chapin   71  1985      4,000(1)        *
                    Flattau & Klimpl, LLP,
                    New York City; and
                    director of Metro-Tel
                    Corp.

Norman M. Schneider Business Consultant      86  1981      9,674           *

Brian E. Shore..... President and Chief      45  1983     88,854(2)        *
                    Executive Officer of
                    the Company

Jerry Shore........ Chairman of the Board    71  1954  1,223,195(3)      10.8%
                    of the Company

E. Phillip Smoot... Executive Vice President 59  1988     96,500(4)        *
                    of the Company

_________________



*     Less than 1%.

(1) Includes 2,000 shares owned by a member of Mr. Frank's family, of which he disclaims beneficial ownership.

(2)   Includes 56,250 shares which Brian Shore may acquire pursuant to options.

(3) See note (1) to the table under "Voting Securities" for information with respect to these shares.

(4) Includes 61,250 shares which E. Phillip Smoot may acquire pursuant to options.

      Each of the persons named in the above table has had the principal occupation set forth opposite his name for at least the past five years, except for Jerry Shore who was President of the Company for more than five years until March 4, 1996 and Chief Executive officer of the Company for more than five years until November 19, 1996 and Brian E. Shore, who was elected Chief Executive Officer of the Company effective November 19, 1996, President of the Company effective March 4, 1996, an Executive Vice President of the Company in May 1994 and a Vice President of the Company in January 1993 and served as the Company's General Counsel for more than five years prior to May 1994. Parker Chapin Flattau & Klimpl, LLP, a law firm of which Lloyd Frank is a partner, was retained to provide counsel to the Company during its last fiscal year and the Company has retained this firm during its current fiscal year.

      There are no family relationships among any of the persons named in the above table or among any of such persons and any of the other executive officers of the Company, except that Jerry Shore is the father of Brian E. Shore.

      The Company's Audit Committee consists of Anthony Chiesa, Lloyd Frank and Norman M. Schneider. Its functions are to review the Company's financial statements with the Company's independent auditors, recommend to the Board the appointment of the independent auditors, review the performance and scope of services to be provided by the independent auditors and review the adequacy of internal auditing and accounting procedures and controls. The Company has a CEO Compensation Committee consisting of Anthony Chiesa, Lloyd Frank, Norman M. Schneider and Jerry Shore. Its functions are described herein under "Executive Compensation--Compensation Report". The Company does not have a nominating committee or other compensation committee or committees performing similar functions.

      During the Company's last fiscal year, the Board of directors met six times and authorized action by unanimous written consent on five occasions, the Audit Committee met once, and the CEO Compensation Committee met once. Each of the directors attended at least 75% of the meetings held by the Board and each committee thereof of which he was a member during the Company's last fiscal year.

      Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $10,000 per annum for his services as a director and is reimbursed for travel expenses incurred in attending meetings of the Board of Directors of the Company.









                       EXECUTIVE COMPENSATION

Summary Compensation

      The following table shows the annual compensation and long-term compensation for each of the three most recent fiscal years for the Company's Chief Executive Officer and the three executive officers whose salary and bonus for the most recent fiscal year exceeded $100,000.

INSERT COMPENSATION TABLE






















































                                                                                   Long-Term
                                                                                Compensation
                                                  Annual Compensation               Awards
    Name and                                                      Other Annual     Securities     All Other
    Principal                     Year                            Compensation     Underlying    Compensation
    Position                      (1)       Salary       Bonus        (2)       Options/SARs(#)      (3)

Jerry Shore(4)                  1997     $372,186   $  -0-        $34,850         -0-          $369,247
 Chairman of the Board          1996      369,217      -0-         34,850         -0-            36,922
                                1995      350,000    150,000       34,850        20,000          48,876

Brian E. Shore(5)               1997      300,000    150,000        -0-          25,000          10,500
 President and Chief            1996      230,281    180,000        -0-          20,000          15,000
 Executive Officer              1995      209,280     40,000        -0-          20,000          13,876

E. Phillip Smoot(6)             1997      325,131    200,000        -0-          25,000          36,759
 Executive Vice President       1996      299,297    225,000        -0-          40,000          52,430
                                1995      271,790    160,000        -0-          20,000          42,055

Paul R. Shackford(7)            1997      114,231       -0-         -0-            -0-             -0-
 Secretary, Treasurer,          1996      103,846     25,000        -0-          10,000            -0-
 Vice President and
 Chief Financial Officer


_________________


















(1) Information is provided for the Company's fiscal years ended March 2, 1997, March 3, 1996 (53 weeks) and February 26, 1995, respectively.

(2) Amounts shown for Jerry Shore are the costs for the purchase of certain term life insurance policies for Jerry Shore.

(3) Reflects the amount of Company contributions to the Profit Sharing Plan which were accrued for the fiscal years shown pursuant to such Plan for the accounts of the named executive officers. These amounts vest in accordance with a graduated scale based on years of service of the employee with the Company. The amounts shown for Jerry Shore also include $38,005, $21,922 and $35,000 for 1997, 1996 and 1995,
      respectively, credited by the Company to a separate account maintained by the Company in accordance with Jerry Shore's employment agreement. The amounts shown for E. Phillip Smoot for 1997, 1996 and 1995 also include $26,259, $37,430 and $28,179, respectively, credited by the Company to a separate account maintained by the Company in accordance with Mr. Smoot's employment agreement. These amounts are determined as the amounts the Company would have contributed to the Profit Sharing Plan for Jerry Shore and E. Phillip Smoot for such years but for the limitations imposed by the Internal Revenue Code of 1986, as amended. The amount shown for Jerry Shore for 1997 also includes the deferred amounts paid to him pursuant to his employment agreement, as described in note (4) below.

(4) Jerry Shore was President of the Company until March 4, 1996, at which time Brian E. Shore became President of the Company, and Chief Executive Officer of the Company until November 19, 1996, at which time Brian E. Shore became Chief Executive Officer of the Company. Jerry Shore continues to serve as Chairman of the Board. In accordance with the provisions of an amended and restated employment agreement between Jerry Shore and the Company, as amended, pursuant to which he has agreed to serve as chairman of the board, chief executive officer or president of the Company for an initial term ending on February 28, 1999, Jerry Shore received a base salary of $350,000 per annum (subject to annual review by the CEO Compensation Committee of the Board) and an incentive bonus equal to 4% of the amount by which consolidated net earnings, after taxes, of the Company and its subsidiaries for each fiscal year, exceed $7,500,000. The bonus is limited to a maximum of $350,000 per year. Although under the incentive bonus formula Jerry Shore would have been entitled to a bonus of $350,000 for each of the 1995, 1996 and 1997 fiscal years, he decided to limit his bonus to $150,000 for 1995 and to waive his bonus entirely for 1996 and 1997. Pursuant to the agreement, Jerry Shore had the right to retire from full-time employment and serve as a consultant to the Company for a period of five years. He exercised his right to retire and serve as a consultant effective as of March 3, 1997, the first day of the Company's current fiscal year. In accordance with the Agreement, he is being paid an annual consulting fee equal to 60% of his base salary in effect under the employment agreement at the time of his retirement, subject to an indexed cost of living increase. Pursuant to the agreement, Jerry Shore deferred receipt of certain amounts payable to him under the agreement and his prior employment agreement with the Company until his retirement, disability, death or request for such payment; and pursuant to his request, the Company paid such amounts totalling $264,289 to Jerry Shore plus $56,453 interest at the prime rate on the amounts deferred in December 1996.

(5) Brian E. Shore was elected President of the Company effective March 4, 1996 and Chief Executive Officer of the Company on November 19, 1996.


(6) Mr. Smoot is employed as Executive Vice President of the Company and President and Chief Executive Officer of Nelco International Corporation, a subsidiary of the Company, pursuant to an employment agreement entered into in March 1996 for a term of employment ending on February 28, 1999, provided, however, that Mr. Smoot's employment will continue for at least two years subsequent to a "Change in Control" of the Company, as defined in the agreement. The agreement provides for a base salary of $325,000 per annum, commencing March 1, 1996 (subject to annual review by the Board). If the Company terminates Mr. Smoot's employment other than for "Cause" (as defined in the agreement) or his disability, or if Mr. Smoot terminates his employment for "Good Reason" (as defined in the agreement) following a "Change in Control" of the Company, the Company will pay him an amount equal to three times the sum of his salary and the annual bonus awarded to him in respect of the fiscal year immediately prior to the fiscal year in which occurs the "Change in Control" or the date of termination of his employment, whichever resulting bonus is greater, and will maintain for the continued benefit of Mr. Smoot and his dependents for three years all employee welfare benefit plans and programs in which he was entitled to participate prior to the termination of his employment. In addition, the employment agreement requires the Company to pay all legal expenses incurred by Mr. Smoot following a "Change in Control" of the Company in connection with the resolution of disputes under the agreement.

(7) Mr. Shackford was elected Secretary, Treasurer, Vice President and Chief Financial Officer on August 16, 1995 and resigned from such positions on October 18, 1996. Mr. Shackford owns no shares of Common Stock.


Stock Options

      The Company's 1992 Stock Option Plan (the "Plan") provides for the grant to key employees of the Company of both options which qualify as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options. The Plan is administered by a committee appointed by the Board. The following table sets forth certain information for the Company's last fiscal year with respect to options to purchase shares of Common Stock granted pursuant to the Plan:

Insert Option/SAR Grants Table






















                                    Option/SAR Grants in Last Fiscal Year


                      Number of                                               Potential Realizable Value
                     Securities    % of Total                                         at Assumed
                     Underlying   Options/SARs   Exercise                     Annual Rates of Stock Price
                    Options/SARs   Granted to     or Base                       Appreciation for Option
                     Granted (#)  Employees in     Price                                Term (2)
    Name                 (1)      Fiscal Year     ($/sh.)   Expiration Date    0% ($)   5% ($)   10% ($)
Jerry Shore            -0-            -        $  -              -          $ -   $   -      $   -

Brian E. Shore        25,000        22.4%       24.63      May 14, 2006      -0-   387,163    981,148

E. Phillip Smoot      25,000        22.4%       24.63      May 14, 2006      -0-   387,163    981,148

Paul R. Shackford      -0-            -           -              -            -       -          -

_____________________


























(1) Options become exercisable 25% one year from the date of grant with an additional 25% exercisable each succeeding year. The Company has not granted stock appreciation rights.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options at the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the life of the options. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over periods of four years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately.


Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the pre-tax value realized from the exercise of stock options during the Company's last fiscal year and the value of unexercised options held by the named individuals as of the end of such fiscal year.

Insert Aggregated Options Table
































                                                        Number of Securities         Value of Unexercised
                          Shares Acquired    Value      Underlying Unexercised     In-the-Money Options/SARs
                          On Exercise (#)   Realized  Options/SARs at FY-End (#)       at FY-End ($) (3)
    Name                        (1)           (2)     Exercisable  Unexercisable  Exercisable  Unexercisable
Jerry Shore                  40,000       $743,000     60,000        -0-         $905,000      $  -0-

Brian E. Shore                -0-            -0-       38,250       51,750        560,188       233,188

E. Phillip Smoot             13,018        167,111     35,000       70,000        428,125       379,375

Paul R. Shackford             -0-            -0-         -0-          -0-           -0-            -0-

































(1)   The Company has not granted stock appreciation rights.

(2) Value realized equals market value of the underlying shares on the date of exercise, less the exercise price, times the number of shares acquired, without deducting any taxes paid by the employee.

(3) Value of unexercised options equals market value of the shares underlying "in-the-money" options at March 2, 1997 ($24.375), less exercise price, times the number of options outstanding.


Compensation Report

      Compensation of the Company's executive officers is composed of salary, annual cash bonuses, stock options and the Company's Profit Sharing Plan. The Board has a CEO Compensation Committee which considers and takes any necessary action regarding the compensation of the Company's Chief Executive Officer, other than the grant of stock options or compensation pursuant to plans administered by the Board. The Board does not have any other compensation committee. Brian E. Shore, President and Chief Executive Officer of the Company, determines the annual salary and cash bonus for each executive officer other than himself and Jerry Shore. A committee of the Board administers the Company's Stock Option Plans, including decisions as to the number of options to grant to each executive officer. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board of Directors.

      Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company. Brian E. Shore reviews the salary of each key employee, including executive officers, annually and makes adjustments as appropriate.

      Decisions as to the award of annual cash bonuses to executive officers other than Jerry Shore with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company's overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness.

      The Company typically grants stock options under the Company's Stock Option Plans once each year. The stock option committee bases its decisions on individual performance, base salary and bonus levels, recommendations from senior management and overall equity and fairness.

      The Board decides annually the amount of the Company's contribution to the Profit Sharing Plan. The amount of such contribution is discretionary, but may not exceed 15% of the total remuneration paid to eligible employees or such other amount as is allowed under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to this limit, the Board determines the amount to be contributed for each year based on the Company's overall performance, the amount contributed in prior years and the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting. The Profit Sharing Plan is a broad-based plan in which numerous employees as well as executive officers are eligible to participate. Once the Company contribution is made, amounts are allocated to eligible employees in accordance with a formula based on their remuneration.



      During the last fiscal year, Jerry Shore received an annual salary of $372,186 pursuant to his employment agreement (the "Employment Agreement"). See Note 4 to the table set forth under "Executive Compensation -- Summary Compensation" elsewhere herein. Although under the incentive bonus formula in the Employment Agreement Jerry Shore would have been entitled to a bonus of $350,000 for the last fiscal year, he decided to waive his bonus entirely for the last fiscal year. The Employment Agreement provides for a base salary of $350,000 subject to annual review by the CEO Compensation Committee. At Jerry Shore's request, the Committee limited the increase in his annual base salary for the last fiscal year to 2.743%.

      The Board, the CEO Compensation Committee, the stock option committee and Brian E. Shore use no set formulas in making their determinations and may afford different weight to different factors for each executive officer. Such weighting may vary from year to year.

      The Board and the CEO Compensation Committee have reviewed the impact of Section 162(m) of the Code which, beginning in the Company's 1995 fiscal year, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the table set forth under "Executive Compensation--Summary Compensation" elsewhere herein. It is the Company's policy to attempt to design its executive compensation plans and arrangements to be treated as tax deductible compensation wherever, in the judgment of the Board or the CEO Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board and the CEO Compensation Committee from time to time may consider whether changes in the Company's compensation plans and arrangements, particularly the 1992 Stock Option Plan, may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

      The Board of Directors       CEO Compensation Committee

      Anthony Chiesa               Lloyd Frank, Chairman
      Lloyd Frank                  Anthony Chiesa
      Norman M. Schneider          Norman M. Schneider
      Brian E. Shore               Jerry Shore
      Jerry Shore
      E. Phillip Smoot



























Compensation Committee Interlocks and Insider Participation

      Anthony Chiesa, a member of the committee of the Board which administers the Company's 1982 and 1992 Stock Option Plans, is a former Vice President of the Company who retired in 1977. Lloyd Frank, also a member of such committee, is a partner of the law firm Parker Chapin Flattau & Klimpl, LLP, which firm was retained to provide counsel to the Company during its last fiscal year and which the Company has retained during its current fiscal year. Jerry Shore was President of the Company until March 4, 1996 and Chief Executive Officer of the Company until November 16, 1996. Jerry Shore, Brian E. Shore and E. Phillip Smoot, directors of the Company who are also executive officers of the Company, participated in deliberations of the Board relating to the amount of the Company's contribution to the Profit Sharing Plan during the Company's last fiscal year.

                         STOCK PERFORMANCE GRAPH

      The graph set forth below compares the annual cumulative total return for the Company's five fiscal years ended March 2, 1997 among the Company, the New York Stock Exchange Market Index and a peer group index comprised of the Company and 213 other companies. The peer group companies are classified in the same three-digit industry group in the Standard Industrial Classification Code system. These companies are described as companies primarily engaged in the manufacture of electronic components and accessories. The returns of each company in the peer group have been weighted according to the company's stock market capitalization. The graph has been prepared based on an assumed investment of $100 on March 1, 1992 and the reinvestment of dividends (where applicable).

[Chart to come]






































         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10 percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, or written representation that no Form 5 reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the 1997 fiscal year, except that: her initial report of ownership of securities of the Company was filed late by Susan J. Denenholz, an officer of the Company; one report, covering one transaction, was filed late by Jerry Shore, a director and officer of the Company; and his initial report of ownership of securities of the Company was filed late by Murray O. Stamer, an officer of the Company.

                          SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at the Company's principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by February 2, 1998.

OTHER MATTERS

      The Board of the Company has selected Ernst & Young LLP, the Company's auditors for the past fiscal year, as the auditors of the Company for the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. He will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

      The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, telephone, telegraph, facsimile or in person (but will receive no additional compensation for such solicitation). The Company also has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $5,000, plus reimbursement of certain out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

      The Board does not know of any other matters to be brought before the meeting. If any other matters not mentioned in the Proxy Statement are properly brought before the meeting, including matters incident to the conduct of the meeting or relating to the adjournment thereof, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

      The Annual Report, including financial statements, of the Company for the fiscal year ended March 2, 1997 is enclosed herewith but is not a part of the proxy soliciting material.

                                   By Order of the Board of Directors,


                                               Jerry Shore
                                          Chairman of the Board

Dated:  June 2, 1997

[PROXY CARD]

                       PARK ELECTROCHEMICAL CORP.
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS July 16, 1997
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints BRIAN E. SHORE, ANTHONY CHIESA and NORMAN M. SCHNEIDER, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. to be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 16, 1997 at 10:00 o'clock A.M., New York time, and any adjournments or postponements thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present upon the following matters:

(1)   ELECTION OF DIRECTORS

      [   ] FOR all nominees listed below (except as marked to
the contrary below).

      [   ] WITHHOLD AUTHORITY to vote for all nominees listed
below.

             ANTHONY CHIESA, LLOYD FRANK, NORMAN M. SCHNEIDER,
             BRIAN E. SHORE, JERRY SHORE and E. PHILLIP SMOOT

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

   ____________________________________________________________

(2) The transaction of such other business as may properly come before the meeting.

      Each properly executed proxy will be voted in accordance with specifications made hereon. If no specification is made, the shares represented by this Proxy will be voted "FOR" the nominees, and in the discretion of the Proxies on any other business.


      The undersigned hereby acknowledges receipt of the Company's 1997 Annual Report and the accompanying Notice of
Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                             Dated:____________________, 1997

                             ________________________________

                             ________________________________
                             (Signature(s) of Shareholder(s))

                 Please date and sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. must so indicate when signing. If shares are held jointly, both owners must sign.